Exhibit 9.1

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is entered into this 18th of April, 2023 (the “Effective Date”), between CWS Investments, Inc. (“Party A”) and Dalmore Group, LLC (“Party B”). Party A and Party B are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Party A and Party B entered into a Broker-Dealer Agreement, dated February 23, 2022 (the “Contract”), pursuant to which Party B agreed to provide broker services to Party A pursuant to the terms and conditions and as more fully set forth in the Contract; and

WHEREAS, the Parties desire to terminate the Contract pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the undertakings of the Parties as set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. Termination of the Contract. The Parties mutually agree that Contract shall be terminated effective May 18, 2023 (the “Termination Date”). Upon the Termination Date, the Contract shall have no further force or effect.

2. Consideration. Each party acknowledges and agrees that it has already received all payments and amounts owed from the other Party under the Contract and that no additional consideration of any kind is due from the other Party with respect to the Contract.

3. Effect of Termination on Contract. Except as expressly provided in this Agreement, the Parties acknowledge and agree that their respective rights and obligations under Sections 5 and 6 of the Contract shall survive the termination of the Contract pursuant to the terms and conditions as set forth therein. Any and all transactions completed by the Parties under the Contract prior to the Termination Date shall remain in full force and effect and shall not be revoked or adversely effected as a result of the termination of the Contract or this Agreement.

4. Fees and Expenses. Each Party hereto shall bear its own fees and expenses (including attorneys’ fees) incurred in connection with the Contract, this Agreement and the consummation of the transactions contemplated hereby.

5. Representations. Each Party hereby represents and warrants that it has not assigned or otherwise conveyed or delegated, in whole or in part, any claim or right that it has or may have under the Contract to any third party or person. Each Party represents that the execution and delivery of this Agreement is the duly Termination Agreement authorized and binding act of the Party, and that the Party’s signatory hereto is duly authorized to execute this Agreement on behalf of the Party.

6. No Admission of Liability. Party A and Party B expressly agree and acknowledge that their entering into this Agreement shall not be construed in any manner as an admission of any liability, obligation, or wrongdoing on the part of either Party. Each Party expressly denies any and all liability or wronging with respect to the Contract.

7. Cooperation between the Parties. Each Party shall fully cooperate with the other Party with respect to the performance of this Agreement. Each Party will provide or make available to the other Party any information and will execute, acknowledge and deliver such further documents that may reasonably be required in order to effectively perform this Agreement and to evidence the termination of the Contract and to release all obligations and liabilities of the Parties thereunder.

8. Governing Law and Venue. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law of such state. The Parties hereby agree that any action arising out of this Agreement will be brought solely in any state or federal court located in New York. Both Parties hereby submit to the exclusive jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

9. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the Parties. There are no third party beneficiaries to this Agreement. Each Party acknowledges and agrees that it fully understands the provisions set forth in this Agreement and their effect, and that each Party is voluntarily entering into this Agreement.

10. Severability. If any provision or portion of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect.

11. Construction. The headings and captions appearing in this Agreement have been inserted for the purposes of convenience and ready reference, and do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain. This Agreement shall not be construed more strongly against either Party regardless of which Party is more responsible for its preparation.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others. An executed signature page delivered via facsimile transmission or electronic signature shall be deemed as effective as an original executed signature page.

13. Notices. All notices or other communications required under this Agreement shall be in writing and shall be deemed effective when received and made by either (i) hand delivery, (ii) registered mail, (iii) certified mail, return receipt requested, or (iv) overnight mail, addressed to the Party to be notified at the following address or to such other address as such Party shall specify by like notice hereunder:

Party A	CWS Investments, Inc.
5242 Port Royal Rd #1785
North Springfield, VA 22151

Party B	Dalmore Group, LLC
525 Green Place
Woodmere, NY 11598
Attn: Etan Butler, Chairman

14. Entire Agreement; Modification. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement or communications between the Parties, whether written, oral, electronic or otherwise. No change, modification, amendment, or addition of or to this Agreement shall be valid unless in writing and signed by authorized representatives of the Parties. Each Party hereto has received independent legal advice regarding this Agreement and their respective rights and obligations set forth herein. The Parties acknowledge and agree that they are not relying upon any representations or statements made by the other Party or the other Party’s employees, agents, representatives or attorneys regarding this Agreement, except to the extent such representations are expressly set forth herein.

15. Attorneys’ Fees and Costs in Enforcement of the Agreement. If either Party incurs any legal fees and/or costs and expenses in any proceeding to enforce the terms of this Agreement or any of its rights provided hereunder, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and any court, arbitration, mediation, or other litigation expenses from the other Party.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date set forth below.

DALMORE GROUP, LLC

By:	/s/ Etan Butler
Etan Butler, Chairman
	Date:	Apr 26 2023

CWS INVESTMENTS, INC.

By:	/s/ Christopher Seveney
Christopher Seveney, CEO
	Date:	4-18-2023

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